Exhibit 10.17

AMENDMENT NO. 1 TO BIG 5 SPORTING GOODS CORPORATION

2007 EQUITY AND PERFORMANCE INCENTIVE PLAN

Big 5 Sporting Goods Corporation, a Delaware corporation (the “Company”), hereby makes this Amendment No. 1 (the “Amendment”) to the Company’s 2007 Equity and Performance Incentive Plan (as amended and restated, the “Plan”), effective as of January 12, 2018, (the “Effective Date”).

1.Section 7.1.  Section 7.1 of the Plan is hereby amended and restated to read as follows:

7.1Grants.  Awards of Restricted Stock may be issued hereunder to Participants either alone or in addition to other Awards granted under the Plan (a “Restricted Stock Award”).  A Restricted Stock Award shall be subject to restrictions imposed by the Committee covering a period of time specified by the Committee (the “Restricted Period”). The provisions of Restricted Stock Awards need not be the same with respect to each recipient.  The Committee has absolute discretion to determine whether any consideration (other than services) is to be received by the Company or any Affiliate as a condition precedent to the issuance of Restricted Stock.

2.Section 8.1.  Section 8.1 of the Plan is hereby amended and restated to read as follows:

8.1Other Stock Unit Awards.  Other Awards of Shares and other Awards that are valued in whole or in part by reference to, or are otherwise based on, Shares or other property (“Other Stock Unit Awards”) may be granted hereunder to Participants, either alone or in addition to other Awards granted under the Plan, and such Other Stock Unit Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan.  Other Stock Unit Awards shall be paid in Shares or cash.  Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Employees, Consultants and Directors to whom and the time or times at which such Other Stock Unit Awards shall be made, the number of Shares to be granted pursuant to such Awards, and all other conditions of the Awards.  The provisions of Other Stock Unit Awards need not be the same with respect to each recipient.

3.Section 9.1.  Section 9.1 of the Plan is hereby amended and restated to read as follows:

9.1Terms of Performance Awards.  Performance Awards may be issued hereunder to Participants, for no consideration or for such minimum consideration as may be required by Applicable Law, either alone or in addition to other Awards granted under the Plan.  The performance criteria to be achieved during any Performance Period and the length of the Performance Period shall be determined by the Committee upon the grant of each Performance Award; provided, however, that a Performance Period shall not be shorter than one year nor longer than five years. At the Committee's sole and absolute discretion, the restrictions set forth in the preceding sentence shall not be applicable to grants of up to 10% of the number of Shares authorized for Awards under Section 3.1(a) of the Plan.  Except as provided in Article 11 or as may be provided in an Award Agreement, Performance Awards will be distributed only after the end of the relevant Performance Period.  Performance Awards may be paid in cash, Shares, other property, or any combination thereof, in the sole discretion of the Committee at the time of payment.  The performance goals to be achieved for each Performance Period shall be conclusively determined by the Committee and may be based upon the criteria set forth in Section 10.2 (the “Performance Criteria”).  The performance goals for Performance Awards to Covered Employees shall in all cases be established by reference to the Performance Criteria.  The amount of the Award to be distributed shall be conclusively determined by the Committee.  The terms of a Performance Award may provide that it will be paid in a lump sum or in installments following the close of the Performance Period.